Exhibit 99.1

New York Community Bancorp, Inc. Sets 2010 Annual Meeting Date

WESTBURY, N.Y.--(BUSINESS WIRE)--February 23, 2010--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today announced that Thursday, June 3rd, has been established as the date of its 2010 Annual Meeting of Shareholders. The meeting will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Time.

The date of record for voting at the Annual Meeting will be April 5, 2010 and proxy materials will be mailed to shareholders of record on or about April 23rd.

About New York Community Bancorp, Inc.

With assets of $42.2 billion at December 31, 2009, New York Community Bancorp, Inc. is the 22nd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 241 branches serving customers throughout Metro New York, New Jersey, Florida, Ohio, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, including the recent AmTrust Bank transaction, the Community Bank now operates through seven local divisions, each with a history of strength and service in the community it serves: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director
Investor Relations and Corp. Communications